Exhibit 8.3

Dr. Florian Holzner Lawyer, Tax Advisor Partner florian.holzner@fgs.de T +49 89 800016-133

Next.e.GO Mobile SE Lilienthalstraße 1	Klaus Himmer Tax Advisor Klaus.Himmer@fgs.de T +49 89 800016-818 F +49 89 800016-899 Brienner Straße 9 80333 München
52068 Aachen, Germany

September 8, 2023
Our reference: Hfp/hol

Opinion on German tax matters

Ladies and Gentlemen,

We are German tax counsel to Next.e.GO Mobile SE, a Societas Europea incorporated in Germany (“e.GO”), in connection with the preparation of the registration statement on Form F-4 (as amended, and together with the Proxy Statement/Prospectus filed therewith, the “Registration Statement”) (Registration No. 333-270504) originally publicly filed with the Securities and Exchange Commission (the “Commission”) on March 13, 2023, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of shares of common stock of Next.e.GO B.V., a Dutch private limited liability company (“TopCo”, the shares in TopCo “TopCo Shares”).

The Registration Statement is being filed in connection with the transactions contemplated by the Business Combination Agreement, dated as of July 28, 2022 as amended by the first amendment to the business combination agreement, dated as of September 29, 2022, and as may be further, supplemented or otherwise modified from time to time (the “Business Combination Agreement”), by and among e.GO, TopCo, Athena Consumer Acquisition Corp., a Delaware corporation (“Athena”) and Time is Now Merger Sub, Inc., a Delaware corporation (“Merger Sub”) (such transactions, including the TopCo-Athena Business Combination, the “Business Combination”).

Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement.

You have requested our opinion concerning the discussion of the Business Combination set forth in the section entitled “Material German Tax Considerations” in the Registration Statement (the “Tax Disclosure”). In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

▪	All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination;

Flick Gocke Schaumburg Rechtsanwälte Wirtschaftsprüfer Steuerberater Partnerschaft mbB

September 8, 2023 | page 2 of 3

▪	All factual representations, warranties and statements made or agreed to by the parties to the Business Combination Agreement, the Shareholder Lock-Up Agreement, and the other agreements referred to in each of the foregoing (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), provided to us by e.GO, Athena, TopCo and Merger Sub are true, correct and complete as of the date hereof and will remain true, correct and complete through the consummation of Transactions (as defined below), in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise;

▪	The descriptions of the parties to the Business Combination Agreement in the Registration Statement, the registration statement filed in connection with Athena’s initial public offering, and Athena’s other public filings are true, accurate and complete;

▪	The description of the Business Combination and other transactions related to the Business Combination (together, the “Transactions”) in the Registration Statement is and will remain true, accurate and complete, the Business Combination will be consummated in accordance with such description and with the Business Combination Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law as described in the Business Combination Agreement and the other Agreements; and

▪	The Documents represent the entire understanding of the parties with respect to the Business Combination and other Transactions, there are no other written or oral agreements regarding the Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the German tax laws and such interpretation by German courts and the German tax authorities, in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention or to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof. No opinion is expressed as to any transactions other than the Business Combination in connection with the Business Combination, or any matter other than those specifically covered by this opinion.

Flick Gocke Schaumburg Rechtsanwälte Wirtschaftsprüfer Steuerberater Partnerschaft mbB

September 8, 2023 | page 3 of 3

In particular, this opinion is limited to the matters discussed in the Tax Disclosure, subject to the assumptions, limitations and qualifications stated therein.

The tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the German tax authorities or any court, and there can be no assurance or guarantee that either will agree with our conclusions. Indeed, the German tax authorities may challenge one or more of the conclusions contained herein and the German tax authorities may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon and subject to the foregoing, we confirm that the statements set forth in the Registration Statement under the heading “Material German Tax Considerations” insofar as they address the material German tax considerations for TopCo and beneficial owners of TopCo Shares, and discuss matters of German tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Dr. Florian Holzner	/s/ Klaus Himmer
Dr. Florian Holzner	Klaus Himmer

Flick Gocke Schaumburg Rechtsanwälte Wirtschaftsprüfer Steuerberater Partnerschaft mbB